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Rick Matthews

(212) 843-8267

WELLS REIT INVESTORS RECEIVE DISTRIBUTION FROM HISTORIC SALE OF PROPERTY PORTFOLIO

ATLANTA (June 15, 2005) -- Wells Real Estate Funds said today that it has distributed net sale proceeds equal to $1.62 per share to Wells Real Estate Investment Trust, Inc. (Wells REIT) investors of record as of June 1, 2005. The proceeds represent Wells REIT's portion of the April 2005 sale of 27 office and industrial properties, and the payments to more than 120,000 investors are believed to be the largest single distribution of capital to investors in the history of nontraded real estate investment trusts (REITs).

The portfolio, which included properties either wholly or jointly owned by the Wells REIT, was sold to New York-based REIT Lexington Corporate Properties Trust (NYSE: LXP) for $786 million. The properties were acquired or developed between 1999 and 2003 and consisted of approximately 5.1 million square feet.

Leo F. Wells III, president of Wells Real Estate Funds, Inc., commented, "With the portfolio sale and the subsequent distribution of proceeds, we took advantage of a unique opportunity to harvest property value gains on behalf of our investors. At the same time, we actually enhanced the portfolio's overall credit rating of rated tenants to 'A+' from 'A.' We have always endeavored to manage the REIT in the best interests of its shareholders and we will continue to do so."

Wells Real Estate Funds is a national real estate investment management company that purchases real estate on behalf of Wells-sponsored investment programs. Since 1984, more than 190,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6.2 billion in assets (based on purchase price) totaling more than 30 million square feet of space.

To find out more, visit Wells online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

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